Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

SYROS PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Other	120,453(1)	—	$769,668(2)	$0.0000927	$71.35

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$769,668(2)	—	$71.35

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$71.35

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

Represents the estimated maximum number of additional shares of common stock, par value $0.001 (“Syros common stock”), of the registrant Syros Pharmaceuticals, Inc., a Delaware corporation (“Syros”) to be issued upon completion of the merger transaction as described herein. Syros has previously registered 74,255,612 shares of Syros common stock pursuant to the Registration Statement on Form S-4 (Registration No. 333-266184), which was declared effective on August 8, 2022 (the “Prior Registration Statement”). Subsequent to the effectiveness of the Prior Registration Statement, on September 16, 2022, Syros effected a 1-for-10 reverse stock split of the Syros common stock (the “Reverse Stock Split”), such that the Prior Registration Statement shall be deemed to cover 7,425,561 shares of Syros common stock after giving effect to the Reverse Stock Split.

The number of shares registered on the Prior Registration Statement was based on the product of (a) 172,206,894 shares of common stock, $0.0001 par value per share (“Tyme common stock”) of Tyme Technologies, Inc., a Delaware corporation (“Tyme”) outstanding as of July 5, 2022, multiplied by (b) an assumed exchange ratio of 0.4312 shares of Syros common stock for each outstanding share of Tyme common stock. Such exchange ratio was an estimate of the actual exchange ratio to be determined in connection with the closing of the merger. The merger transaction closed on September 16, 2022, and on such date, the exchange ratio was determined to be 0.4382 shares of Syros common stock for each outstanding share of Tyme common stock. Accordingly, Syros now anticipates that up to 120,453 additional shares of Syros common stock (which number of shares gives effect to the Reverse Stock Split) may be issued in the merger transaction.

(2)

Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and computed in accordance with Rules 457(c) and 457(f)(1) of the Securities Act. The proposed maximum aggregate offering price is solely for the purposes of calculating the registration fee and was calculated based upon the market value of shares of Tyme common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: the product of (a) $0.28, the average of the high and low prices per share of Tyme common stock on September 15, 2022, as quoted on The Nasdaq Stock Market and (b) 2,748,814, the estimated maximum number of shares of Tyme common stock that may be cancelled in exchange for the additional shares of Syros common stock being registered in connection with the merger transaction on this registration statement.